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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Collins & Aikman Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-34569, No. 33-60997, No. 33-53321 and No. 33-53323) on Form S-8 of Collins &
Aikman Corporation of our report dated March 15, 2004, with respect to the consolidated balance sheet of Collins & Aikman Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, common stockholders' equity (deficit), and cash flows, for the year then ended, and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K of Collins & Aikman Corporation.

/s/ KPMG LLP


Detroit, Michigan
March 15, 2003